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                                                                 EXHIBIT 10.16

                  SABRE SUBSCRIBER AGREEMENT - (UNITED STATES)

       This SABRE(ct,R)(1) Subscriber Agreement (the "Agreement") is entered into by and between the SABRE Travel Information Network, a division of American Airlines, Inc. ("American") and the undersigned ("Customer"), as of the date executed by American below ("Effective Date") regarding the provision of products and services set forth herein to Customer's locations within the United States and its territories.

                             Article 1 - Lease Term

1.1 Lease. For the term specified in 1.2 below, American shall lease to Customer the System, as defined herein.

1.2 Term. The lease term of the System identified on Schedule A shall commence on the date of installation and shall continue for [60] months ("Initial Term"). Any additional System installed subsequent to the date of execution of this Agreement by American shall be subject to the terms and conditions of this Agreement and shall have a term of [60] months commencing on the date of installation ("Additional Term").

                            Article 2 - Definitions

The following terms shall have the following meanings in this Agreement:

2.1 Agreement means this SABRE Subscriber Agreement, and all Amendments, Schedules and Supplements made a part hereof.

2.2 Confidential Information means this Agreement, any and all applicable rights to patents, copyrights, trademarks and trade secrets, proprietary and confidential information of American or its affiliates, subsidiaries, successors or assigns concerning their past, present or future research, development, business activities or affairs, finances, properties, methods of operation, processes and systems, agreements (including without limitation private fare or special discount agreements) related to the business of American.

2.3 Instructions means any and all manuals, operating procedures, manufacturer's recommendations, rules, and instructions delivered or made available to Customer (either in hard copy or via SABRE), all of which must be complied with by Customer. Such Instructions may be unilaterally revised or amended by American at any time in its sole discretion.





       SABRE  is a Registered Trademark of American Airlines, Inc.

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2.4    Participant means an air carrier, hotel or rental car company which has an agreement with American for the sale of its products or services through SABRE.

2.5 SABRE Bookings means the number of airline, hotel, or rental car segments (which obligates a Participant to pay a booking fee to American) created in or processed through SABRE by Customer per video agent set during any one calendar month.

2.5.1 For airline segments only, SABRE Bookings shall be counted in the month that they are processed through SABRE, less cancellations made prior to the date of departure during the same calendar month. Multiple passengers within the same PNR ("Passenger Name Record") segment shall constitute multiple SABRE airline bookings. For example, one passenger on a direct flight constitutes one SABRE airline booking; one passenger on a two segment connecting flight constitutes two SABRE airline bookings; and two passengers under the same PNR on a direct flight constitutes two SABRE airline bookings.

2.5.2 A SABRE car or hotel booking shall mean the total automated segments processed through the SABRE CAARS or SHAARP package by (or secured to) a SABRE subscriber which contain an action status code of HK, KK or KL. Car and hotel bookings shall be counted in the month in which the PNR that contains the booking is purged from SABRE. A PNR will purge forty-eight hours after the last segment date (including any segments cancelled prior to activity date). For hotel bookings only, a segment booking means one room, suite or other accommodation booked for the quantity of occupants using the accommodation for the entire duration of the booking. For example, if a PNR stipulates three suites for three persons for six nights then this constitutes three bookings. For car bookings only, a segment booking means one vehicle booked for the entire duration of its use.

2.6 SABRE Component means all memory, disk storage space, ports and any other element of the Standard Equipment.

2.7 SABRE Promotional Support means the total dollar value of incentives provided to Customer as identified on Schedule A and any Supplement.

2.8 Schedule A means the document reflecting the Charges and any applicable discounts for the System as amended by any Supplement(s).

2.9 Standard Equipment means the items of computer hardware leased to Customer in accordance with this Agreement.

2.10 Supplement means the document reflecting any changes to the System, and/or Charges or discounts related thereto. The Supplement shall incorporate all terms and conditions of the





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Agreement.  The parties agree that any such Supplement need not be signed unless requested by either party and that completion of the change specified on such Supplement, or the payment of the revised Charges, whichever occurs first, constitutes acceptance and ratification of the terms and conditions of the Supplement as though it was fully set forth herein.

2.11 System means the Standard Equipment, SABRE Component, and/or the System Software as identified on Schedule A and all Supplements.

2.12 System Software means that Software delivered by American to Customer as identified on Schedule A and all Supplements.

2.13 Transaction means a grouping of characters transmitted to SABRE whether such transmission is made in SABRE manually or automated. Each transmission to SABRE from Customer constitutes one Transaction. No input message may exceed three hundred characters in length.

                        Article 3 - Charges and Payments

3.1 Prepayment. Upon execution, Customer shall pay to American the prepayment as shown on Schedule A. If the System is installed, the prepayment shall be credited against the Customer's first Charges.

3.2 Charges. All amounts payable to American ("Charges") shall be due and payable within fifteen days of the date of American's invoice, without setoff or counterclaim.

3.3 Additional Charges. Customer agrees to pay to American an additional charge at American's then prevailing rate for services and materials including without limitation the following: (a) the installation or removal of Standard Equipment; (b) Standard Equipment relocation within the site; (c) each site disconnect or relocation to different premises; (d) modifications, upgrades, enhancements or additions of Standard Equipment and/or System Software; (e) excess cable required for installation; (f) installation of peripheral devices requested by Customer, and (g) processing Transactions which exceed the level of one hundred-five Transactions per SABRE Booking.

3.4 Increases. American shall have the right to increase the Charges for the remaining term of this Agreement upon thirty days written notice to Customer. If the increase exceeds [ * ] of the Charges in any consecutive twelve month period, Customer may terminate this Agreement upon written notice to American within fifteen days of receipt of American's notice of the increase. Notwithstanding the foregoing, the communication access charge in such Charges shall be subject to increase, at any time and





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without limitation, to cover any increase in the cost imposed upon American.

3.5 SABRE Services. If Customer elects to use certain of SABRE's services (such as, but not limited to, Ticketing and Invoice/Itinerary functions, Microfiche), Customer shall pay all charges for such services based on American's then prevailing rate.

3.6 Interest. Charges not paid when due shall accrue interest at the rate of eighteen percent per annum or the highest rate permitted by Texas law, whichever is less.

3.7 Taxes. Customer shall pay any taxes, or assessments including any interest or penalty thereon levied as a result of this Agreement, excluding taxes measured by the net income of American. Customer shall indemnify and hold harmless American from all costs fines and expenses (including reasonable legal costs) incurred by American resulting from Customer's failure to pay taxes as provided in this Article.

                     Article 4 - Installation and Delivery

4.1 Delivery. American shall arrange for delivery of the System F.O.B. the site, on the estimated installation date, as identified on Schedule A and all Supplements thereto.

4.2 Installation. Subject to Article 4.3, American shall install, or cause to be installed, the System at the site.

4.3 Customer's Obligations Prior to Installation. Customer, at its expense, shall be responsible for preparing, on or before the estimated installation date, the site for the System in accordance with the Instructions. If installation of the System is prevented or delayed because of Customer's failure to prepare the site, American shall use reasonable efforts to install the System upon Customer's compliance with this Article and upon payment of all reasonable expenses incurred by American resulting from Customer's failure to prepare the site.

4.4 Relocation and Possession. Customer shall at all times keep the System in its sole possession and control at the site. Customer shall not move any part of the System from the site without first obtaining the written consent of American.

4.5 Communication Access. American or its designated third party shall install the necessary communication access device to connect the System to SABRE. All such devices are either owned by American or such third-party, are subject to this Agreement, and shall be returned to American or the third-party as American directs upon termination of the Agreement.





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4.6    Non-Standard System. Customer shall not connect or use any hardware, software, or firmware not acquired from American with SABRE or the System without American's prior written consent, which shall be granted provided that such hardware, software, or firmware is approved by American for use with SABRE and Customer executes the Non-Standard System Amendment.

4.7 Acceptance of System. Upon installation of the System and establishment of a successful connection with SABRE, Customer shall be deemed to have accepted the System. Any use of the System, additional System and/or non-standard system further constitutes acceptance of the Agreement and applicable Amendments and Supplements by the Customer.

                       Article 5  Repairs and Maintenance

5.1 Repairs and Maintenance. Upon prompt notification from Customer, American, or its designated agent, shall repair and maintain or replace the Standard Equipment and shall keep it in good working order provided that the Standard Equipment has been subject to reasonable operation. Customer shall not make any modifications nor attempt to perform repairs or maintenance of any kind.

5.2 Notification. Customer shall promptly inform American of any breakdown of the Standard Equipment by contacting SABRE Customer Services. Customer shall maintain a record of all occasions upon which repair or maintenance service is performed and make such records available to American upon request.

5.3 Charges. Repair or maintenance services on Standard Equipment during normal business hours (9:00 a.m. to 6 00 p.m. local time, Monday through Friday, excluding legal holidays) are included in the Charges, provided that the Customer has not been negligent and the Standard Equipment has been subject to reasonable operation; otherwise, Customer will be charged a service fee in accordance with American's or its independent contractor's then prevailing rates.

                   Article 6 - Title and Ownership of System

6.1 Title and Ownership of System. The System leased hereunder shall remain the property of American. Customer shall not in any other manner dispose of the System or any part thereof or suffer any lien or legal process to be incurred or levied on the System.

6.2 Risk of Loss. Risk of loss for and damage to the System shall pass to the Customer upon delivery of the System to the site.





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                             Article 7 - Insurance

7.1 General. Upon delivery of the System to the site, Customer shall maintain Comprehensive General Liability (including bodily injury, product liability, property damage and contractual liability) and All Risk Property Insurance.

7.2 Comprehensive General Liability. The Comprehensive General Liability coverage shall be in an amount not less than one million dollars combined single limit. The coverage shall include the following special provisions: (a) American, its officers, agents and employees, shall be named as additional insureds; (b) The policy(ies) shall specifically insure the indemnification provision included in this Agreement; (c) Such insurance shall be primary without any right of contribution from any insurance maintained by the additional insureds; and (d) Insurers will provide American with thirty days' prior written notice of any cancellation or material change.

7.3 All Risk Property. The All Risk Property insurance shall be in an amount to cover the replacement value of the Standard Equipment as set forth in Schedule A and all Supplements. Such policy shall: (a) name American as additional insured; (b) name American as the sole loss payee for loss of the Standard Equipment; (c) specifically insure the indemnity obligation assumed by Customer herein; (d) be primary without right of contribution from any insurance carried by American; and (e) provide that American will be given thirty days' prior written notice of any cancellation or material change of such policy.

7.4 Certificates. Customer will provide to American, on or before delivery of the System to the site, a Certificate issued by its insurer(s), evidencing the insurance coverage required by this Article. If American does not receive such Certificate of Insurance prior to delivery of the System, American may obtain insurance and Customer shall reimburse American for all amounts paid by American to obtain such insurance.

           Article 8 - Title and Ownership of Confidential Information

8.1    The Confidential Information shall remain American's exclusive property.

8.2 Customer shall maintain in perpetuity the confidentiality of the Confidential Information using the highest degree of care. Customer shall not use, sell, sublicense, transfer, publish, disclose, display, or otherwise make available to others, except as authorized in this Agreement, the Confidential Information or any other material relating to the Confidential Information at any time before or after the termination of this Agreement nor shall Customer permit its officers, employees, agents,





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contractors or subcontractors to divulge the Confidential Information without prior written consent of American.

8.3 Customer shall use the data transmitted under this Agreement ("data") solely for the benefit of its customers in connection with rendering the following services: (i) air carrier, hotel, car and rail reservations, including schedule quotations; (ii) customer accounting and record keeping activities; or (iii) the sale of or reservations for other miscellaneous products or services offered in SABRE. Customer shall not publish, disclose or otherwise make available to any third party any compilation of data obtained from SABRE. However, Customer may use specific data for the benefit of its customers in connection with any reservation or schedule quotation production of a hard copy travel itinerary, invoice, statement or ticket.

                      Article 9 - System Software License

9.1 Ownership of System Software. Customer acknowledges that American or the original manufacturer of the System Software, as applicable, owns or has licensed from the owner, copyrights in the respective System Software and that ownership and title are retained by the manufacturer or its licensor. All applicable rights to patents, copyrights, trademarks, and trade secrets inherent in the System Software and pertinent thereto are and shall remain American's or the original manufacturer's sole and exclusive property. Any copy of such Software must incorporate any copyright, trade secret, or trademark notices or legends appearing in the original version delivered to Customer.

9.2 Grant of License. Subject to the provisions of this Agreement and for the term specified in Article 1.2, either American or the original manufacturer grants to Customer a non-transferable, non-exclusive limited license to use the System Software subject to the following restrictions. (a) Customer shall use the System Software solely in connection with its use of SABRE, (b) the System Software shall be used and installed solely at the site and solely used on the Standard Equipment, or other equipment authorized by American, (c) the System Software shall be used solely for internal purposes and only in the ordinary course of business, (d) Customer shall not compile, reverse compile, decompile, disassemble, reverse assemble or reverse engineer the System Software or any portion thereof, (e) the System Software shall not be copied or reprinted in whole or in part except (i) a reasonable number of copies of each program may be made in machine readable form for reasonable archival or backup purposes or
(ii) when American has granted permission to do so, and (f) Customer shall not lease, sell, license, sublicense or otherwise transfer the System Software to any other party. Nothing in this Agreement shall convey title to the System Software to Customer.





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9.3    Modification Rights.  Customer shall not modify the System Software or merge such software into other programs or create derivative works based on such software. Additionally, Customer shall not delete or cause to be deleted the System Software from the System. Notwithstanding anything to the contrary contained herein, noncompliance with this provision shall constitute an Event of Default under this Agreement and this Agreement shall immediately terminate and Customer shall be obligated to pay American damages as specified in Article 14 hereof.

9.4 Upgrades and Modifications. All tangible objects containing or relating to the System Software are the sole and exclusive property of American or the manufacturer. In the event American, in its sole discretion, modifies the System Software, it may deliver such modified System Software to Customer at its then current charge, if any, and Customer shall promptly return to American any and all tangible objects relating to the System Software as provided in
Article 15.7. Customer shall be solely responsible for protecting all software not obtained from American hereunder and the data related thereto in the event of a software upgrade. Customer, in order to receive an upgraded or updated program, shall comply with any and all terms and conditions and Instructions imposed by American.

9.5 Fileserver. Customer shall use the System Software solely on a single processing unit (the "Fileserver"). In the event a Fileserver is upgraded, Customer shall be solely responsible for moving and protecting all software not obtained from American and the data related thereto.

9.6    Operating Program

9.6.1 Customer acknowledges that the System Software incorporates, in part, copyrighted materials pertinent to the Operating Program as identified on Schedule A. Customer agrees that such copyrighted portions shall be subject to the Operating Program copyright and license.

9.6.2 If Customer requires additional Operating Programs, Customer shall notify American and American will provide Customer with additional programs via Supplements to support additional video agent sets pursuant to this Agreement.

9.6.3 Customer will look only to American and not to the manufacturer for any support, maintenance, assistance and upgrades and the like with respect to the Operating Program and the manufacturer shall have no liability to Customer in relation to this program.

9.6.4 No action, regardless of form, arising out of the license of the Operating Program may be brought more than two years after the cause of action has arisen.





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9.6.5  Customer shall physically retain a copy of the Conditions of Use for
SABRE Users (Attachment I) with the applicable video agent sets or dedicated fileserver/processor eligible to use such Operating Program.

9.6.6 THE LICENSE OF THE OPERATING PROGRAM, IF MANUFACTURED BY IBM, SHALL BE CONSTRUED AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND THE UNITED STATES OF AMERICA NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT.

9.7    System Software.

9.7.1 Customer acknowledges and agrees that Customer is not entitled to any greater warranty with respect to the System Software than the warranty received by American from its supplier of the respective System Software.

9.7.2 EXCEPT AS SPECIFICALLY PROVIDED BELOW, THE SYSTEM SOFTWARE IS PROVIDED TO CUSTOMER AS IS AND WITH ALL ITS FAULTS WITHOUT ANY WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THOSE IMPLIED WARRANTIES ARISING OUT OF COURSE OF PERFORMANCE, COURSE OF DEALING, USAGE OF TRADE OR ANY OTHER WARRANTY. THE ENTIRE RISK AS TO THE QUALITY AND PERFORMANCE OF THE SYSTEM SOFTWARE IS WITH THE CUSTOMER. SHOULD THE SYSTEM SOFTWARE PROVE DEFECTIVE, CUSTOMER SHALL ASSUME THE ENTIRE COST OF ALL NECESSARY SERVICING, REPAIR OR CORRECTION. SOME STATES DO NOT ALLOW THE EXCLUSION OF IMPLIED WARRANTIES, SO THE ABOVE EXCLUSION MAY NOT APPLY TO CUSTOMER. THIS WARRANTY GIVES CUSTOMER SPECIFIC LEGAL RIGHTS AND CUSTOMER MAY ALSO HAVE OTHER RIGHTS WHICH VARY FROM STATE TO STATE. ADDITIONALLY, CUSTOMER ASSUMES RESPONSIBILITY FOR THE SELECTION OF THE SYSTEM SOFTWARE TO ACHIEVE CUSTOMER'S INTENDED RESULTS, AND FOR THE INSTALLATION AND USE OF AND THE RESULTS OBTAINED FROM THE SYSTEM SOFTWARE.

9.7.3 Notwithstanding the above, the media on which the SABRE Emulation Software, SABREworks, SABREmail (if applicable) and the LAN Program are encoded is warranted to the Customer against defects in material or workmanship for a period of three months from the date of original purchase by Customer. If during such period, Customer discovers any defect in the media, Customer may return the media to American and American shall, as Customer's sole and exclusive remedy, repair or replace the defective media.

                 Article 10 - Operation of SABRE and the System

10.1   Operation of System.

10.1.1 SABRE and the System shall be operated by Customer solely for the purposes and functions expressly permitted by this Agreement and in strict accordance with the Instructions.





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10.1.2  Customer shall access SABRE only on the System or another system or device authorized in writing by American.

10.1.3 Customer shall take all precautions necessary to prevent unauthorized operation or misuse of SABRE or the System, including without limitation, speculative booking, shell bookings, reservation of space in anticipation of demand, or improper record or access. In the event of misuse of SABRE or the System, American reserves the right, in addition to all rights under the Agreement, to terminate the Agreement.

10.1.4 Customer shall not enter SABRE Bookings into SABRE as GK or HK or YK ("passive bookings") when no corresponding space has been reserved within the transporting carrier's internal reservation system. Bookings so entered shall not be calculated in determining productivity levels herein. All passive bookings shall be removed from SABRE should corresponding space be cancelled direct via telephone with the transporting carrier.

10.2 Non-Exclusivity. This Agreement is not exclusive and nothing in the Agreement is intended to preclude or prohibit Customer from using any other computerized reservation system. The parties agree that Customer's expected use of the System is the Fixed Monthly Discount Booking Level stated in the Schedule A and any subsequent Supplements.

10.3 Transaction Volume. Notwithstanding the provisions of Article 3.3(g), American shall have the right, upon thirty days notice to Customer to limit Customer to generating no more than one hundred-five Transactions per SABRE Booking.

10.4 Training. For Standard Equipment leased hereunder, American will make available the following training allotments:

              (a) Two training allotments per video agent set and each non-standard video agent set triple A which includes a choice of the following SABRE instructional levels: Fundamental, Intermediate, Accelerated;

              (b) One training allotment per Customer site for Train the Trainer;

              (c) Access via Standard Equipment to SABRE Assisted Instruction ("SAI") lessons to assist Customer in performing recurrent training and training of new employees.

For purposes of this Article, training allotment shall mean one training class.

10.4.1 Upon written request from Customer, at such time that Customer's free allotments have been exhausted, additional training allotments will be offered subject to availability and





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at American's then prevailing rate per person, per class. The additional training charge will be assessed on Customer's monthly invoice. Training allotments for Standard Equipment and non-standard video agent set triple A's installed subsequent to the Effective Date shall be determined as specified in 10.4(a) above.

10.4.2 The training described in Article 10.4 shall be performed at a location designated by American.

10.4.3 Except as otherwise provided herein, Customer is responsible for all training of all its employees in the proper use of SABRE.

10.4.4 In addition to the training described in Article 10.4, American may offer to Customer supplemental training programs on a local level. Such training may consist of, but not be limited to, workshops, seminars, and individual consultations.

10.4.5 Customer and its trainees agree to comply with all training procedures and rules established by American, and American reserves the right to remove any Customer trainee from the training program if such trainee fails to comply with such procedures and rules.

10.4.6 American may, at its discretion, monitor or test Customer's employee's training levels. If American determines the training level of any one or more of Customer's employees to be insufficient, then Customer will institute such additional training at its own expense (including, if necessary, additional training by American at American's then prevailing charges) as may be necessary to bring Customer's employees to the level of training required by American.

               Article 11 - Warranty, and Limitation of Warranty,
                              Liability and Remedy

11.1 SABRE Warranty. American agrees to use reasonable efforts to maintain the availability of SABRE, but shall have no liability for interruptions in the operation of SABRE except as specifically provided herein. Subject to the terms hereof, in the event that SABRE is not operable at least ninety-five percent of the total normal business hours each month, excluding periods for maintenance of Standard Equipment or other scheduled down time ("Normal Time"), American will reduce the monthly charges (on a pro-rata basis according to the percentage of Normal Time during which SABRE was not operable at least ninety-five percent of the Normal Time. For purposes of this paragraph, normal business hours shall be 9:OO a.m. to 6:00 p.m., local time, Monday through Saturday. SABRE shall be deemed inoperable if Customer is unable, after calling SABRE Customer Service to make any SABRE Bookings as a result of a failure attributable to SABRE. To request a





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reduction under this Article ll.1, Customer shall submit a written record to
American and request an adjustment in the monthly charges. Customer's written records must be submitted in a timely manner and include, at a minimum, the date and time which the outage occurred, the time the outage was reported to SABRE Customer Service, the time SABRE was restored (within normal business hours as defined above) and the type of outage.

11.2 Data. CUSTOMER ACKNOWLEDGES THAT NEITHER AMERICAN NOR THE OFFICIAL AIRLINE GUIDE INC. ("OAG"), THE SUPPLIER OF CERTAIN DATA PROVIDED UNDER THE AGREEMENT, WARRANTS THE ACCURACY, MERCHANTABILITY, OR THE FITNESS FOR A PARTICULAR PURPOSE OR THE NON-INFRINGEMENT OF ANY DATA PROVIDED UNDER THIS AGREEMENT. NEITHER AMERICAN NOR OAG SHALL BE LIABLE TO CUSTOMER FOR ANY INJURY, LOSS, CLAIM OR DAMAGE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE, OF AMERICAN OR OAG OR BY CONTINGENCIES BEYOND THEIR RESPECTIVE CONTROL IN PROCURING, COLLECTING, COMPILING, ABSTRACTING, INTERPRETING, COMMUNICATING, PROCESSING OR DELIVERING ANY SUCH DATA. HOWEVER, IF ANY ERRORS IN DATA TRANSMITTED ARE DUE TO CIRCUMSTANCES UNDER AMERICAN'S DIRECT CONTROL, AMERICAN SHALL USE REASONABLE EFFORTS TO CORRECT SUCH ERRORS IN A TIMELY MANNER. IN THE EVENT A PASSENGER USES A CONFIRMED TICKET FOR AIR TRANSPORTATION ISSUED BY CUSTOMER BY MEANS OF SABRE AND IS REFUSED CARRIAGE BECAUSE OF AN OVERSALE OF SEATS OR THE LACK OF RECORD OF SUCH RESERVATION, THE SOLE REMEDY OF CUSTOMER SHALL BE AS SET FORTH IN THE TARIFF OF THE REFUSING CARRIER OR APPLICABLE TERMS AND CONDITIONS OF THE CARRIER'S CONTRACT OF CARRIAGE.

11.3 Standard Equipment. The Standard Equipment shall be delivered and installed in good working order.

11.4 Limitation of Warranty. THE LIMITED EXPRESS WARRANTIES SPECIFIED HEREIN ARE THE ONLY WARRANTIES MADE BY AMERICAN AND THE MANUFACTURER AND THERE ARE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR INTENDED USE BY OPERATION OF LAW OR OTHERWISE OF SABRE OR THE SYSTEM OR ANY COMPONENTS THEREOF. NO
REPRESENTATION OR OTHER AFFIRMATION OF FACT, INCLUDING WITHOUT LIMITATION STATEMENTS REGARDING CAPACITY, SUITABILITY FOR USE, OR PERFORMANCE OF SABRE,
THE SYSTEM OR ANY COMPONENTS THEREOF, WHETHER MADE BY AMERICAN OR OTHERWISE, WHICH IS NOT CONTAINED IN THIS AGREEMENT, SHALL BE DEEMED TO BE A WARRANTY FOR ANY PURPOSE OR GIVE RISE TO ANY LIABILITY OF AMERICAN OR THE MANUFACTURER.

11.5 Limitation of Remedies. In the event of a material malfunction or defect in an unaltered component of the System that can be reproduced by American, American will provide reasonable services to correct such malfunction or defect. Customer will supply American with such input files and other materials as may be necessary to enable American to diagnose and correct the malfunction or defect. THE FOREGOING SHALL BE





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CUSTOMER'S SOLE AND EXCLUSIVE PRIMARY REMEDY FOR ANY MALFUNCTION OR DEFECT IN
THE SYSTEM. IF SUCH MALFUNCTION OR DEFECT MATERIALLY IMPAIRS CUSTOMER'S USE OF THE SYSTEM AND CANNOT BE CURED AS PROVIDED IN THIS PARAGRAPH, THEN CUSTOMER'S ALTERNATE SOLE AND EXCLUSIVE REMEDY SHALL BE TO TERMINATE THIS AGREEMENT WITHOUT FURTHER LIABILITY TO AMERICAN FOR DAMAGES HEREUNDER.

11.6 Limitation of Liability. CUSTOMER WAIVES ALL LIABILITY IN TORT, OF AMERICAN AND THE RESPECTIVE MANUFACTURER INCLUDING WITHOUT LIMITATION ANY LIABILITY ARISING FROM NEGLIGENCE. NOTWITHSTANDING THE FOREGOING, AMERICAN'S LIABILITY TO CUSTOMER HEREUNDER SHALL BE LIMITED TO THE TOTAL AMOUNT OF CHARGES ACTUALLY PAID BY CUSTOMER TO AMERICAN PURSUANT TO THIS AGREEMENT. NEITHER AMERICAN NOR ANY MANUFACTURER SHALL BE LIABLE TO CUSTOMER FOR ANY INCIDENTAL, OR CONSEQUENTIAL DAMAGES, UNDER ANY CIRCUMSTANCES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, REVENUE OR SAVINGS, OR THE LOSS OF USE OF ANY DATA, EVEN IF AMERICAN OR THE MANUFACTURER HAS BEEN ADVISED OF, KNEW, OR SHOULD HAVE KNOWN, OF THE POSSIBILITY THEREOF.

                          Article 12 - Indemnification

12.1 Each of Customer and American ("Indemnitor") hereby agree to indemnify and hold each other, their affiliates, subsidiaries, successors and assigns and their officers, directors, agents and employees ("Indemnitees") harmless from and against third-party liabilities, including, but not limited to, attorneys' fees, and other expenses incident thereto, ("Claims") which may be threatened against, or recoverable from the Indemnitees by reason of any injuries to or death of persons or loss of, damage to, or destruction of property to the extent arising out of or in connection with any act, or omission of the Indemnitor.

12.2 Customer will indemnify American for any Claims arising from Customer's misuse of SABRE including without limitation, making fraudulent bookings.

                            Article 13 - Assignment

13.1 Assignment Or Sublease By Customer. CUSTOMER SHALL NOT SUBLEASE, TRANSFER OR ASSIGN THIS AGREEMENT OR ANY PORTION THEREOF, OR ANY RIGHT OR OBLIGATION HEREUNDER, UNLESS CUSTOMER HAS OBTAINED THE PRIOR WRITTEN CONSENT OF AMERICAN. ANY ATTEMPTED ASSIGNMENT IN VIOLATION OF THIS ARTICLE SHALL BE VOID.

13.2 Assignment by American. American shall have the right to sell, transfer, assign or delegate its interests, rights and/or obligations, without the prior consent of Customer, and, provided that such transferee or assignee assumes all of American's obligations, American shall be released of all obligations after the effective date of such sale, transfer, delegation or assignment.

                      Article 14 - Termination and Default

14.1 Default By Customer. The occurrence of any one or more of the following events shall constitute a non-exclusive event of default (the "Event of Default") pursuant to the terms of this Agreement.

14.1.1  Customer fails to pay any amount when due;

14.1.2 Any representation by Customer is discovered to be materially misleading or inaccurate, or Customer fails to perform any material covenant, agreement, obligation, term or condition contained herein;

14.1.3 Customer terminates or cancels this Agreement or any portion thereof, except as expressly permitted in Article 14.3;

14.1.4 Customer ceases to do business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay debts as they become due, acquiesces in the appointment of a trustee, receiver or liquidator for it or any substantial part of its assets or properties. Sells, or executes an agreement to sell all or substantially all of its assets without the consent of American.

14.1.5 Fails to secure and maintain ARC/BSP/SSP accreditation for ticketing of reservations;

14.1.6 Events of Default described in 14.1.1, 14.1.2, and 14.1.4 shall not be cause for termination if Customer cures such failure within fifteen days after date of written notice from American. If Customer cures its failure as provided in this provision, said failure shall not be considered to be an Event of Default for the purposes of Article 14.2.

14.2 American's Rights Upon Termination. Upon the occurrence of an Event of Default and subject to Article 14.1.6, American shall have the right to any one or more of the following remedies; (i) terminate this Agreement and Customer's access to SABRE; (ii) seek all legal and equitable remedies to which it is entitled, and (iii) retake immediate possession of the System. If Customer's Event of Default results in termination Customer agrees to pay to American, in full settlement of the damages American will suffer as a result of such Event of Default, an amount calculated to estimate American's damages as liquidated damages as follows:

14.2.1  the applicable charge to disconnect the Standard Equipment; plus

14.2.2 the amount of the Total Fixed Monthly Charges, multiplied by the number of months remaining under the term of the lease of the Standard Equipment, including any renewal thereof, and the product thereof multiplied by .80; plus

14.2.3 the total number of Customer's video agent sets and video agent set triple A's multiplied by Customer's expected Fixed Monthly Discount Booking Level as described in Schedule A and any subsequent Supplements multiplied by the prevailing booking fee that American charges to airlines that participate in the full availability features of SABRE, and the product thereof multiplied by the number of months of the term remaining under this Agreement, including any renewal thereof; plus

14.2.4 the amount of SABRE Promotional Support provided to Customer together with interest at the rate of eighteen percent per annum compounded annually and applied from the date of the provision of the SABRE Promotional Support until the date of payment.

14.3 Termination By Customer. In the event that American breaches any material term of this Agreement, which breach continues for a period of fifteen days after date of written notice from Customer, then Customer may terminate this Agreement immediately upon written notice to American. Except as limited by this Agreement, upon termination, Customer may seek all legal and equitable remedies to which it is entitled. Customer may not otherwise cancel, terminate, modify, repudiate, excuse or substitute this Agreement without American's prior written consent, which American may withhold in its absolute discretion.

                           Article 15 - Miscellaneous

15.1 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS AND THE UNITED STATES OF AMERICA. CUSTOMER HEREBY SUBMITS AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS AND THE COURTS OF THE STATE OF TEXAS IN ANY DISPUTE ARISING OUT OF THIS AGREEMENT AND AGREES THAT SERVICE OF PROCESS SHALL BE SUFFICIENT IF MADE ON THE SECRETARY OF STATE OF THE STATE OF TEXAS WITH A COPY TO BE SENT, REGISTERED MAIL TO THE CUSTOMER AT THE ADDRESS SET FORTH IN SCHEDULE A OR SUCH OTHER ADDRESS AS CUSTOMER MAY LATER SPECIFY BY WRITTEN NOTICE TO AMERICAN.

15.2 Binding Effect. Except as otherwise provided, this Agreement shall inure to the benefit of and bind the successors and assigns of the parties hereto.

15.3 Deletion of Equipment. During the term of the Agreement, Customer may delete up to [ * ] of the productive video agent sets and video agent set triple A's, with a minimum of [ * ], and [ * ] of the printers identified on Schedule A and/or subsequent Supplements, provided that Customer complies with the following conditions: (a) Customer provides documentation, satisfactory to American, of a substantial decrease in the number of SABRE Bookings, which decrease is solely the result of a loss of its commercial accounts and/or customer base; (b) Customer notifies American, in writing, of the description and location of the equipment to be deleted (the "Deleted Equipment"); (c) Customer pays to American the then current deinstallation charges for the Deleted Equipment. In addition, Customer shall pay to American any outstanding Charges for such Deleted Equipment up through the Stop Billing Date; (d) Customer will forfeit all right and equity, if any, in the Deleted Equipment removed from Customer's location.

15.3.1 If Customer complies with the requirements identified in 15.3 above, American shall deinstall the Deleted Equipment and disconnect it from the System.

15.3.2 American shall defer Customer's obligation to pay the Charges identified in Schedule A and any Supplement thereto (the "Deferred Payment"), which would otherwise be due and payable to American with regard to the Deleted Equipment, provided that Customer complies with the following conditions: (a) If Customer installs additional computer reservations equipment after it deletes the Deleted Equipment such equipment, up to the amount of the Deleted Equipment (or such lesser amount as agreed by American) shall be Standard Equipment and shall be installed and reconnected by American; (b) Customer shall pay to American its then current installation charges with respect to the Deleted Equipment which is reinstalled and reconnected; (c) Customer shall pay to American its then current equipment lease and maintenance and use charges with respect to such equipment and such equipment shall be deemed covered by the provisions of the Agreement; and (d) Customer does not breach any term or provision of the Agreement.

15.3.3 The Deferred Payment shall be deemed waived by American at the end of the Initial Term of the Agreement or any renewal thereof if Customer has not breached or otherwise failed to comply with the Agreement. If Customer fails to comply with the Agreement, American shall be entitled to exercise all of its rights under law and under the Agreement, including the collection of all liquidated damages identified in Article 14 of the Agreement with respect to the Deleted Equipment. Interest shall accrue on the Deferred Payment at the maximum rate allowed by applicable law from the date of the deferral until payment.

15.4 Entire Agreement. This Agreement and the Instructions constitute the entire agreement of the parties as to the matters set forth herein and shall supersede any previous understandings, agreements, representations, statements, negotiations and undertakings, whether written or oral, between the parties relating to the matters set forth herein. Any amendment to this

Agreement must be in writing and signed by the authorized representatives of both parties.

15.5 Force Majeure. American shall be relieved of its obligations hereunder in the event and to the extent that performance is delayed or prevented by any cause reasonably beyond its control, including, but not limited to, acts of God, public enemies, war, civil disorder, fire, flood, explosion, labor disputes or strikes, or any acts or orders of any governmental authority, inability to obtain supplies and materials (including without limitation computer hardware) or any delay or deficiency caused by the electrical or telephone line suppliers or other third parties.

15.6 Notices. Unless otherwise stated, notices given or required under this Agreement must be in writing and shall be deemed delivered (i) upon deposit through the United States Mail, to American at P.0. Box 619616, MD 3562, Dallas/Fort Worth, Texas, 75261-9616 (to be sent to the attention of SABRE Travel Information Network, Financial Services) or to the Customer at the address set forth in Schedule A, or (ii) upon dispatch, if sent by SABRE as follows: If to American: QP/ZFSC and if to Customer: to the Pseudo City Code as set forth in Schedule A or Supplement.

15.7 Return of System. Upon the termination of this Agreement for any reason, Customer, at its sole cost and expense, shall return the System and all Confidential Information as requested by American, in good repair, condition and working order, less normal and ordinary wear and tear, by delivering it to a common carrier selected and designated by American, F.O.B. the destination designated by American in writing.

15.8 SABRE Modification. American retains the right to modify the System, at its discretion at any time during the term of this Agreement. However, such modifications will not materially impair Customer's ability to access and use SABRE in the manner expressly permitted in this Agreement.

15.9 Severability. Any provision of this Agreement which may be determined by a court or other competent governmental authority to be prohibited or unenforceable in ally jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, without invalidating the remaining provisions thereof, unless said prohibition or unenforceability materially alters the rights or obligations of either party.

15.10 Subsequent Acts of Government. In the event that there is any change in any statute, rule, regulation or order governing the operation of airline computerized reservations systems, or air transportation generally or the System, which in any way materially impairs the benefits of this Agreement to American, then the parties hereto will commence consultation in order to determine what, if any, changes to this Agreement are necessary or appropriate, including, but not limited to, early termination of this Agreement. If the parties hereto are unable to agree upon changes in the Agreement in response to such new statute, rule, order or regulation within ten days after commencement of such consultation, this Agreement may be cancelled by American upon giving Customer thirty days prior written notice of such cancellation. If American elects to terminate the Agreement pursuant to this Article 15.10, except for Customer's obligation to pay any and all charges incurred through the date of termination, each party shall be relieved of any future obligations under this Agreement as of the effective date of cancellation. Each party shall bear its own costs and expenses incurred as a result of said termination. Upon termination, Customer shall return the pro-rata portion of the SABRE Promotional Support calculated for the remainder of the term of the Agreement. Customer does not have the right to terminate the Agreement under this provision.

15.11 Surviving Sections. If the term of the Agreement expires or is otherwise terminated for any reason before Customer has paid to American all of the sums due, the Agreement the Schedule A and all Supplements shall survive such expiration or termination to the extent necessary to protect American's rights until all sums owed to American have been paid. Notwithstanding anything to the contrary referenced herein, Articles 6, 8, 11 and 12 shall survive the termination of this Agreement.

15.12 Waiver. A failure or delay of either party to require strict performance to enforce a provision of this Agreement or a previous waiver or forbearance by either party shall in no way be construed as a waiver or continuing waiver of any provision of this Agreement.

15.13 Acknowledgment. Customer hereby acknowledges that American has offered Customer a SABRE Subscriber Agreement with a three year term with reasonable terms and conditions.

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.



                                               AMERICAN AIRLINES, INC.


By:[/s/ GURRIERO SALVATORE]                By: [/s/ JEANNE M. HALL]
   ----------------------------                -------------------------------
       (Signature)                                 (Signature)

Name: [GURRIERO SALVATORE]                 Name: [JEANNE M. HALL]
      -------------------------                  -----------------------------
        (Print Name)                               (Print Name)

Title:[PRES.]                              Title:  Manager - Financial
      -------------------------                    Services
                                                   SABRE Travel
                                                   Information Network

Date: [01/28/94]                           Date: [2/24/94]
      -------------------------                  -----------------------------

Agency Name: [S TRAVEL INC.]                       PCC: [4C62]
             --------------------------

                                  ATTACHMENT I

                       Conditions of Use for SABRE Users


1. Qualifying Use. The manufacturer has made this package available to you through the vendor, whether directly or indirectly, on the understanding that it is being supplied to you primarily for use with the vendors' SABRE reservation system, and not with a view to resale or other remarketing.

2. Other Terms and Conditions. Any other Terms and Conditions and/or Program License Agreement, which may appear printed inside the package, is inapplicable and should be ignored.

Copyright and Other Rights

The manufacturer's programs contain material in which the manufacturer and in many cases the manufacturer's suppliers, retain proprietary rights. The manufacturer wants these programs to be fully usable by you for the purpose for which they are supplied, that is, in connection with a computer. No infringement of the rights of the manufacturer or of the manufacturer's suppliers will occur provided that the following conditions are observed with respect to each program:

1.     The program is used only on:

       (a)    a single machine; or

       (b) on any workstation connected to a single fileserver which is primarily used in connection with the SABRE reservation system.

2. The program is copied into machine-readable or printed form for backup or modification purposes only in support of use on a single machine, or on a workstation connected to the SABRE reservation system;

However, certain diskettes marked "Copy Protected" may include mechanisms to limit or inhibit copying of the program;

3. The program is modified or merged into another program only for use on a single machine or on a workstation connected to the SABRE reservation system. Any portion so merged continues to be subject to these conditions;

4. The copyright notice is reproduced and included in any copy or modifications made of the program and in any program merged into other programs; and

5. If the program package is transferred to another party, all copies and modifications made of the program must be transferred or destroyed. You do not retain any right with respect to the transferred package. The other party agrees to observe all of these Conditions of Use.

Any other act involving reproduction or use of, or other dealing in the program is prohibited.

You are reminded that it may be necessary to obtain local and United States licenses to export or re-export this package.

No statements contained in this package shall affect the statutory rights of any person.


                                                 PSEUDO CITY CODE:  [4C62]
                                                                      00102

By     [/s/ GURRIERO SALVATORE]          By      [/s/ JEANNE M. HALL]
       -------------------------                 ----------------------------
       (Signature)                                      (Signature)

Name   [GURRIERO SALVATORE]              Name    [JEANNE M. HALL]
       -------------------------                 ----------------------------
       (Print Name)                                     (Print Name)

Title: [PRES.]                           Title   [MANAGER]
       ------------------------                  ------------------------------
                                                 SABRE Travel Information
                                                   Network

Date: [01/28/94]                                 Date: [2/24/94]
       -- -- --                                         - -- --

===============================================================================
                                   SCHEDULE A
-------------------------------------------------------------------------------
     To SABRE Subscriber Agreement between Customer and American (The "Agreement").
                                                           ARC #..:33-884841
CUSTOMER NAME:  S TRAVEL INC                               PSEUDO :
(include DBA):  1-800-LOW-AIR-FARE                         ORDER #:O/U 9540605
SITE (Loc.)..:  100 WALL ST, 15TH FLOOR
                NEW YORK, NY  10005
                                                   EFFECTIVE DATE:
                                                    (For Contract Renewal Only)
                                                   CONTRACT TERM :    60 Months
                                                   ESTED. INSTALL:     02/01/94

1)  SYSTEM DESCRIPTION:
======================

  QTY.                                       Rate per Unit   Total     Total
--------                                     -------------  Monthly  Insurance
Lea Own       DESCRIPTION                    Lease    SMU   Charges    Value
=== === =========================            =====   =====  =======  =========
        A)  HARDWARE:
        ------------
[*]     SABRE/IBT TWO-WAY DATA LINE(S)        [*]     [*]     [*]        [*]
[*]     DF/S GRID 486/25.425MG/8MB...         [*]     [*]     [*]        [*]
[*]     G/W GRID 486/25.....DL/4MB...         [*]     [*]     [*]        [*]
[*]     W/S GRID 486/25.....DL/4MB...         [*]     [*]     [*]        [*]
[*]     W/S GRID 486/25.....FD/4MB...         [*]     [*]     [*]        [*]
[*]     W/S GRID 486/25..240MB/4MB...         [*]     [*]     [*]        [*]
[*]     NoAAA GRID 486/25 120MB/4MB+.         [*]     [*]     [*]        [*]
[*]     Printer Brother..............         [*]     [*]     [*]        [*]
[*]     Printer Datamax 5000-OCR.....         [*]     [*]     [*]        [*]
[*]     Printer TI 885-Basic.........         [*]     [*]     [*]        [*]
[*]     Printer TI 8920..............         [*]     [*]     [*]        [*]
[*]     Tape Backup Unit.............         [*]     [*]     [*]        [*]
[*]     DM 1000 Coupon Output Hopper.         [*]     [*]     [*]        [*]
[*]     Optical Storage Unit-OSU.....         [*]     [*]     [*]        [*]
[*]     Controller Card-LG ATT/GRID..         [*]     [*]     [*]        [*]
[*]     Graphic Card(s)-Initial/Del..         [*]     [*]     [*]        [*]
                                             -----   -----  -------
[*]     Total Hardware Monthly Charge         [*]     [*]     [*]
                                             -----   -----  -------  ---------
              Total Insurance Value...............................$      [*]
                                                                     =========

2)  ONE-TIME CHARGES:
====================
        A)  PREPAYMENT:
        --------------
        Prepayment (New SABRE Location Only)......................

        B)  SYSTEM:
        ----------
        SABRE Installation Charges................................
        Integrated Business Technologies (IBT) Interface..........
        SABREvision Install/Deinstall Charges.....................

        C)  SYSTEM SOFTWARE:
        -------------------
        SABRE Emulation Software...@          [*].................       [*]
        MS-DOS/SABRE with Windows).@          [*].................       [*]
        NetWare (LAN Program)......@          [*].................       [*]
[*]     SABREworks.................@          [*]Per Fileserver...       [*]
[*]     SABREmail Plus.............@          [*]Per Fileserver...       [*]
                                                                     ---------
        Total One-Time Charges...................................$       [*]
                                                                     =========

===============================================================================

[SSI SKI] Rvsd. 9/20/93                                                  Page 1

                                                        PSEUDO CITY CODE:  4CG2
                                                        G0102

3)   DISCOUNTS:
     =========

     A)  FIXED MONTHLY DISCOUNTS:
         -----------------------

             Fixed Monthly Discount - Booking Level .......   [*]
             Fixed Monthly Discount - SABRE ............... $ [*]
             Fixed Monthly Discount - IBT ................. $ [*]
                                                            -------
                Total Fixed Monthly Discount .............. $ [*]
                                                            =======

     American agrees to provide Customer a fixed monthly discount to such Total Monthly Charges if Customer meets all the terms and conditions of this Agreement.

     B)  SUSPENDED CHARGES - INITIAL TERM:              MONTHLY     TOTAL
         --------------------------------               -------     -----

         Ticketing......................  60 Months @   $ [*]       $ [*]
         I/I ...........................  60 Months @     [*]         [*]
         Option 6 ......................  60 Months @     [*]         [*]
         SRM: Major Mkt. Bkg. Net.        60 Months @     [*]         [*]
         SRM: Major Mkt. Bkg. Prg.        60 Months @     [*]         [*]
         Microfiche ....................  60 Months @     [*]         [*]
         Bargain Finder Plus ...........  60 Months @     [*]         [*]
                                                        -------     -------
         Total Suspended Charges-Initial Term.....  $     [*]         [*]
                                                        -------     -------

     C)  ONE-TIME CHARGES DISCOUNTED:
         ---------------------------

         SABRE Installation/Implementation .......................  [*]
         Integrated Business Technologies - IBT Instl/Interface...  [*]
         SABREvision Hardware Installation/Deinstallation ........  [*]
         Application Software(s) .................................  [*]
                                                                  -------
         Total One-Time Charges Discounted .......................$ [*]
                                                                  -------

Customer acknowledges that the Total SABRE Promotional Support constitutes the full value of incentive received in consideration of Customer's execution and complete performance and compliance with all provisions of the Agreement.

TOTAL SABRE PROMOTIONAL SUPPORT ..................................$ [*]
                                                                  =======
4)   OTHER CONDITIONS OF DISCOUNT:
     ============================

     A. The SABRE Booking level is based on all productive Video Agent Sets and Video Agent Sets AAAs installed at the above stated Pseudo City Code (PCC).

     B. American shall perform the SABRE Booking measurements at the end of each measurement period. In the event that the Agreement terminates during a measurement period, the measurement will be from the beginning of the current measurement period to the date of termination.

         Measurement period every .........   6 Months
         Commencing .......................   6 Months After Installation

     C. Add-On productive Video Agent Sets will be added at the same SABRE Booking level as the original productive Video Agent




[ SS1 SK1 ] Rvsd. 9/20/93                                         Page 2

                                                        PSEUDO CITY CODE:  4CG2
                                                                          00102

        Sets.

D. Deletion of Standard Equipment will be in accordance with the provisions identified in Articles 15.3 through 15.3.3 of the Agreement.

E. Customer must be current in its SABRE/IBT payments due under the Agreement in order to receive the above stated discount.

 F. The discounts for all additional Video Agent Sets and/or Video Agent Sets AAA's that are associated with SABRE access will be calculated as a standard percentage based on the length of the Agreement at the time of order placement. The percentage that will be applied to the total monthly charges are as follows:

                36 month Agreement      [*] Discount
                60 month Agreement      [*] Discount

        The above discount percentages are not available for the addition of Video Agent Sets that are not capable of generating SABRE Bookings. All Video Agents Sets and/or Video Agent Sets AAA's added under this provision will be subject to the booking level(s) stated in the Discounts section of this Schedule A or Supplement of, if applicable, in the Cluster Amendment. Measurement for additional Video Agent Sets and/or Video Agent Set AAA's installed or implemented in a calendar month will commence on the first day of the next month.

5)  BOOKINGS BELOW FIXED MONTHLY DISCOUNT BOOKINGS LEVEL:
    ====================================================

        IF CUSTOMER DOES NOT ACHIEVE [*] OF THE FIXED MONTHLY DISCOUNT BOOKING LEVEL, AS STATED IN 3) A) ABOVE, FOR ANY MEASUREMENT PERIOD, AMERICAN WILL CHARGE CUSTOMER AN AMOUNT EQUAL TO THE PREVAILING BOOKING FEE THAT AMERICAN CHARGES TO AIRLINES THAT PARTICIPATE IN THE FULL AVAILABILITY FEATURES OF SABRE MULTIPLIED BY THE DIFFERENCE BETWEEN THE FIXED MONTHLY DISCOUNT BOOKING LEVEL IN 3) A) ABOVE AND THE ACTUAL SABRE BOOKING LEVEL, MULTIPLIED FURTHER BY THE TOTAL NUMBER OF PRODUCTIVE VIDEO AGENT SETS AND VIDEO AGENT SET TRIPLE A'S AT THE PSEUDO CITY CODE IDENTIFIED ON PAGE 1 OF THIS SCHEDULE A AND BY THE NUMBER OF MONTHS IN THE MEASUREMENT PERIOD. HOWEVER, AMERICAN AGREES THAT AS LONG AS CUSTOMER PROCESSES AN AVERAGE OF [*] SABRE BOOKINGS PER VIDEO AGENT SET AND VIDEO AGENT SET TRIPLE A'S PER MONTH DURING THE MEASUREMENT PERIOD, THE MAXIMUM AMOUNT CHARGED WILL NOT EXCEED THE TOTAL FIXED MONTHLY DISCOUNT, STATED IN 3) A), MULTIPLIED BY THE NUMBER OF MONTHS IN THE MEASUREMENT PERIOD.


                  APPLICABLE TAXES NOT INCLUDED IN ABOVE RATES

           STANDARD EQUIPMENT ORDERED IS CONTINGENT UPON AVAILABILITY

IF CUSTOMER DELETES STANDARD EQUIPMENT, THE CHARGES AND ANY DISCOUNTS SHALL BE
                                   DELETED.

 ALL CHARGES AND APPLICABLE DISCOUNTS ARE STATED AND PAYABLE IN U.S. DOLLARS.


                     ALL SIGNATURES MUST BE IN BLACK INK

        CUSTOMER                               AMERICAN AIRLINES, INC.


--------------------------                    --------------------------
[ SS1 SK1 ] Rvsd. 9/30/93                                     Page 3